Exhibit 11

Schedule 13D Joint Filing Agreement

The undersigned and each other person executing this joint filing agreement (this “Agreement”) agree as follows:

The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

In Witness Whereof, the undersigned have caused this Agreement to be signed as of the date set forth below.

Date: December 16, 2003

Signatures:

By:	/s/ Sterling E. Phillips, Jr.

Sterling E. Phillips, Jr.

By:	/s/ J. Richard Knop

J. Richard Knop

By:	/s/ C.W. Gilluly

C.W. Gilluly

By:	/s/ Peter Belford, Sr.

Peter Belford, Sr.

By:	/s/ Lese Ann Kodger

Lese Ann Kodger

By:	/s/ Alexander Patterson

Alexander Patterson

By:	/s/ Gerald McNichols

Gerald McNichols